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As filed with the Securities and Exchange Commission on May 5, 2009

Registration No. 333-

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-10

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

KINROSS GOLD CORPORATION
(Exact name of Registrant as specified in its charter)

Province of Ontario, Canada (Province or Other Jurisdiction of Incorporation or Organization)	1041 (Primary Standard Industrial Classification) Code Number (if applicable))	650430083 (I.R.S. Employer Identification Number (if applicable))

52nd Floor, Scotia Plaza, 40 King Street West,
Toronto, Ontario, M5H 3Y2 (416) 365-5123
(Address and telephone number of Registrant's principal executive offices)

Scott W. Loveless, Parr Brown Gee & Loveless
185 South State Street, Suite 1300, Salt Lake City Utah 84111-1537 (801) 532-7840
(Name, address, (including zip code) and telephone number (including area code) of agent for service in the United States)

Copies to

Robert G. DeLaMater, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004-2498	Geoffrey P. Gold, Esq. Executive Vice-President and Chief Legal Officer Kinross Gold Corporation 52nd Floor, Scotia Plaza, 40 King Street West Toronto, Ontario M5H 3Y2

Approximate date of commencement of proposed sale of the securities to the public:
From time to time after this Registration Statement is declared effective, as determined by market conditions.

Province of Ontario, Canada
(Principal jurisdiction regulating this offering (if applicable))

It is proposed that this filing shall become effective (check appropriate box):

A.	☐	Upon filing with the Commission, pursuant to Rule 467(a) (if in connection with an offering being made contemporaneously in the United States and Canada)
B.	☒	At some future date (check the appropriate box below):
	1.	☐	pursuant to Rule 467(b) on at (designate a time not sooner than 7 calendar days after filing)
	2.	☐	pursuant to Rule 467(b) on at (designate a time 7 calendar days or sooner after filing) because the securities regulatory authority in the review jurisdiction has issued a receipt or notification of clearance on
	3.	☐	pursuant to Rule 467(b) as soon as practicable after notification of the Commission by the Registrant or the Canadian securities regulatory authority of the review jurisdiction that a receipt or notification of clearance has been issued with respect hereto.
	4.	☒	After the filing of the next amendment to this form (if preliminary material is being filed).

          If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to the home jurisdiction's shelf short form prospectus offering procedures, check the following box. ☒

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price(1)(2)	Proposed maximum aggregate offering price(1)(2)	Amount of registration fee

Debt Securities
Common Shares (3)
Total	US$1,000,000,000	100%	US$1,000,000,000	US$55,800

(1)
There is being registered hereunder an indeterminate number of securities of Kinross Gold Corporation (the "Registrant") as from time to time may be issued at prices determined at the time of issuance.
(2)
Estimated solely for purposes of calculating the Registration Fee.
(3)
Rights are attached to and trade with the Registrant's Common Shares and are issued for no additional consideration. The value attributable to Rights, if any, is reflected in the market price of the Common Shares. No additional registration fee is required.

          The Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registration statement shall become effective as provided in Rule 467 under the Securities Act of 1933 or on such date as the Commission, acting pursuant to Section 8(a) of the Act, may determine.

 PART I

INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

I-1

Base Shelf Prospectus

A copy of this preliminary short form prospectus has been filed with the securities regulatory authority in each of the provinces of Canada but has not yet become final for the purpose of the sale of securities. Information contained in this preliminary short form prospectus may not be complete and may have to be amended. The securities may not be sold until a receipt for the short form prospectus is obtained from the securities regulatory authorities.

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities. No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

This short form prospectus has been filed under legislation in each of the provinces of Canada that permits certain information about these securities to be determined after this prospectus has become final and that permits the omission from this prospectus of that information. The legislation requires the delivery to purchasers of a prospectus supplement containing the omitted information within a specified period of time after agreeing to purchase any of these securities.

Information has been incorporated by reference in this prospectus from documents filed with the securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary, Kinross Gold Corporation, 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2 (Telephone (416) 365-5198), and are also available electronically at www.sedar.com.

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

SUBJECT TO COMPLETION, DATED MAY 5, 2009

PRELIMINARY SHORT FORM PROSPECTUS

KINROSS GOLD CORPORATION

$1,000,000,000

Common Shares

Debt Securities

Kinross Gold Corporation ("Kinross" or the "Company") may from time to time offer common shares ("Common Shares"), and debt securities ("Debt Securities") (collectively, Common Shares and Debt Securities are referred to herein as the "Securities") having an aggregate offering price of up to $1,000,000,000 (or its equivalent in Canadian dollars or any other currencies) during the 25 month period that this short form base shelf prospectus (the "Prospectus"), including any amendments hereto, remains valid (the "Offering").

All dollar amounts in this Prospectus are in United States dollars, unless otherwise indicated. See "About this Prospectus".

These Securities have not been approved or disapproved by the United States Securities and Exchange Commission (the "SEC") or any state securities commission nor has the SEC or any state securities commission passed upon the accuracy or adequacy of this Prospectus. Any representation to the contrary is a criminal offence.

This Offering is made by a Canadian issuer that is permitted, under a multi-jurisdictional disclosure system adopted in the United States, to prepare this Prospectus in accordance with Canadian disclosure requirements. Prospective investors should be aware that such requirements are different from those of the United States. Financial statements included or incorporated herein by reference have been prepared in accordance with Canadian generally accepted accounting principles, are subject to Canadian auditing and auditor independence standards, and thus may not be comparable to financial statements of United States companies. Information regarding the impact upon the Company's financial statements of significant differences between Canadian and United States generally accepted accounting principles is contained in the Company's audited related supplemental note entitled "Adjusted Reconciliation to United States GAAP" as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008.

Prospective investors should be aware that the acquisition of the Securities described herein may have tax consequences both in the United States and in Canada. Such consequences for investors who are resident in, or citizens of, Canada or the United States may not be described fully herein or in any applicable Prospectus Supplement (as defined herein). You should read the tax discussion under "Certain Income Tax Considerations" herein and in any Prospectus Supplement.

The enforcement by investors of civil liabilities under United States federal securities laws may be affected adversely by the fact that the Company is a corporation existing under the laws of the Province of Ontario, Canada, that most of its officers and directors are residents of Canada, that some or all of the experts named in this Prospectus are residents of Canada and that the majority of the assets of the Company and said persons are located outside the United States.

The specific terms of any offering of Securities will be set forth in a shelf prospectus supplement (a "Prospectus Supplement") including, where applicable: (a) in the case of Common Shares, the number of shares offered and the offering price; and (b) in the case of Debt Securities, the designation, any limit on the aggregate principal amount, the currency or currency unit, the maturity, the offering price, whether payment on the debt securities will be senior or subordinated to our other liabilities and obligations, whether the debt securities will bear interest, the interest rate or method of determining the interest rate, any terms of redemption, any conversion or exchange rights and any other specific terms of the Debt Securities. See "Description of Debt Securities". You should read this Prospectus and any applicable Prospectus Supplement before you invest in any Securities.

This Prospectus does not qualify for issuance securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to one or more underlying interests including, for example, an equity or debt security, a statistical measure of economic or financial performance including, but not limited to, any currency, consumer price or mortgage index, or the price or value of one or more commodities, indices or other items, or any other item or formula, or any combination or basket of the foregoing items, other than as required to provide for an interest rate that is adjusted for inflation. For greater certainty, this Prospectus may qualify for issuance securities in respect of which the payment of principal and/or interest may be determined, in whole or in part, by reference to published rates of a central banking authority or one or more financial institutions, such as a prime rate or a bankers' acceptance rate, or to recognized market benchmark interest rates such as LIBOR, EURIBOR or a U.S. federal funds rate.

The earnings coverage ratio for Kinross for the 12-month period ended December 31, 2008 was less than one-to-one. See "Earnings Coverage Ratio".

Kinross' issued and outstanding Common Shares are listed on the Toronto Stock Exchange under the symbol "K" and the New York Stock Exchange under the symbol "KGC". There is currently no market through which the Debt Securities offered hereunder may be sold and purchasers may not be able to resell such Securities purchased under this Prospectus. This may affect the pricing of such Securities in the secondary market, the transparency and availability of trading prices, the liquidity of such Securities, and the extent of issuer regulation. See the "Risk Factors" section of the applicable Prospectus Supplement.

The Company may sell the Securities to or through underwriters, dealers or remarketing firms purchasing as principals, directly to one or more purchasers pursuant to applicable statutory exemptions or through agents. See "Plan of Distribution". The Prospectus Supplement relating to a particular offering of Securities will identify each underwriter or agent, as the case may be, engaged in connection with the offering and sale of Securities, and will set forth the terms of the offering of such Securities, including the method of distribution of such Securities, the proceeds to the Company, any fees, discounts or other compensation payable to underwriters or agents, and any other material terms of the plan of distribution.

In connection with any offering of Securities, the underwriters may over-allot or effect transactions which stabilize, maintain or otherwise affect the market price of the Securities at a level above that which otherwise might prevail on the open market. Such transactions may be commenced, interrupted or discontinued at any time. See "Plan of Distribution".

The Company's head and registered office is located at 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2.

 ABOUT THIS PROSPECTUS

        In this Prospectus and in any Prospectus Supplement, other than in the section "Description of Debt Securities" and as expressly stated in any Prospectus Supplement, references to "Kinross", the "Company", "we", "us" and "our" refer to Kinross Gold Corporation and/or, as applicable, one or more or all of its subsidiaries.

        In this Prospectus and in any Prospectus Supplement, unless other specified or the context otherwise requires, all dollar amounts are expressed in United States dollars. References to "dollars" or "$" are to lawful currency of the United States, and references to "Canadian dollars" or "Cdn$" are to lawful currency of the Canada.

        Unless otherwise indicated, all financial information included and incorporated by reference in this Prospectus or included in any Prospectus Supplement is determined using generally accepted accounting principles which are from time to time applicable to public companies in Canada, currently referred to as "Canadian GAAP". "US GAAP" means generally accepted accounting principles which are in effect from time to time in the United States. For a discussion of the principal differences between the Company's financial results as calculated under Canadian GAAP and US GAAP, prospective investors should refer to the Company's audited related supplemental note entitled "Adjusted Reconciliation to United States GAAP" as at December 31, 2008 and 2007 and for each of the years in the three-year period ended December 31, 2008.

        This Prospectus provides a general description of the Securities that the Company may offer. Each time the Company sells Securities under this Prospectus, a Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus. The Prospectus Supplement may also add, update or change information contained in this Prospectus. Before investing in any Securities, you should read both this Prospectus and any applicable Prospectus Supplement together with additional information described below under "Documents Incorporated by Reference" and "Certain Available Information".

        You should rely only on the information contained in or incorporated by reference in this Prospectus or any applicable Prospectus Supplement and on the other information included in the registration statement of which this Prospectus forms a part. We have not authorized anyone to provide you with different or additional information. We are not making an offer of the Securities in any jurisdiction where the offer is not permitted by law. You should bear in mind that although the information contained in, or incorporated by reference in, this Prospectus is intended to be accurate as of the date hereof or the date of such documents incorporated by reference, respectively, such information may also be amended, supplemented or updated by the subsequent filing of additional documents deemed by law to be or otherwise incorporated by reference into this Prospectus and by any subsequently filed prospectus amendments.

NOTE REGARDING FORWARD-LOOKING STATEMENTS

        All statements, other than statements of historical fact, contained or incorporated by reference in this Prospectus (and any Prospectus Supplement), including, but not limited to, any information as to the future financial or operating performance of Kinross, constitute "forward-looking information" or "forward-looking statements" within the meaning of certain securities laws, including the provisions of the Securities Act (Ontario) and the provisions for "safe harbour" under the United States Private Securities Litigation Reform Act of 1995, and are based on expectations, estimates and projections as of the date of this Prospectus. Forward-looking statements include, without limitation, possible events, statements with respect to possible events, the future price of gold and silver, the estimation of mineral reserves and resources, the realization of mineral reserve and resource estimates, the timing and amount of estimated future production, costs of production, expected capital expenditures, costs and timing of the development of new deposits, success of exploration, development and mining activities, permitting time lines, currency fluctuations, requirements for additional capital, government regulation of mining operations, environmental risks, unanticipated reclamation expenses, title disputes or claims and limitations on insurance coverage. The words "plans", "expects" or "does not expect", "is expected", "budget", "scheduled", "estimates", "forecasts", "intends", "anticipates" or "does not anticipate", or "believes", or variations of such words and phrases or statements that certain actions, events or results "may", "could", "would", "should", "might", or "will be taken", "occur" or "be achieved" and similar expressions identify forward-looking statements. Forward-looking statements are necessarily based upon a number of estimates and assumptions that, while considered reasonable by Kinross as of the date of such statements, are inherently subject to significant business, economic and competitive uncertainties and contingencies. The estimates and assumptions of Kinross contained or incorporated by reference in this Prospectus (or any Prospectus Supplement), which may prove to be incorrect, include, but are not limited to, the various assumptions set forth herein or as otherwise incorporated herein by reference as well as: (a) there being no significant disruptions affecting operations, whether due to labour disruptions, supply disruptions, power disruptions, damage to equipment or otherwise; (b) permitting, development, operations, expansion and acquisitions at Paracatu (including, without limitation, land acquisitions for and permitting and construction of the new tailings facility) being consistent with our current expectations; (c) permitting, development and operations at the Kettle River — Buckhorn mine continuing on a basis consistent with Kinross' current expectations; (d) development of the Phase 7 pit expansion and the heap leach project at Fort Knox continuing on a basis consistent with Kinross' current expectations; (e) permitting, development and operations at the Kupol mine continuing on a basis consistent with Kinross' current expectations; (f) the Company's publicly disclosed mineral reserves at Kupol being grandfathered under the Federal Strategic Investments Law and Amendments to Russian Subsoil Law in the Russian Federation, consistent with the Company's expectations; (g) the viability, permitting and development of the Fruta del Norte deposit being consistent with Kinross' current expectations; (h) political developments in any jurisdiction in which the Company operates being consistent with its current expectations including, without limitation, the repeal or termination of Ecuador's current mining mandate and the implementation and administration of its new mining law being consistent with Kinross' current expectations; (i) the new feasibility study to be prepared by the joint venture for Cerro Casale, incorporating updated geological, mining, metallurgical, economic, marketing, legal, environmental, social and governmental factors, and permitting, being consistent with the Company's current expectations; (j) the viability, permitting and development of the Lobo-Marte project, including, without limitation, the metallurgy and processing of its ore, being consistent with our current expectations; (k) the exchange rate between the Canadian dollar, Brazilian real, Chilean peso, Russian ruble and the U.S. dollar being approximately consistent with current levels; (l) certain price assumptions for gold and silver; (m) prices for natural gas, fuel oil, electricity and other key supplies remaining consistent with current levels; (n) production and cost of sales forecasts meeting expectations; (o) the accuracy of our current mineral reserve and mineral resource estimates; and (p) labour and materials costs increasing on a basis consistent with Kinross' current expectations. Known and unknown factors could cause actual results to differ materially from those projected in the forward-looking statements. Such factors include, but are not limited to: fluctuations in the currency markets; fluctuations in the spot and forward price of gold or certain other commodities (such as diesel fuel and electricity); changes in interest rates or gold or silver lease rates that could impact the mark-to-market value of outstanding derivative instruments and ongoing payments/receipts under any interest rate swaps and variable rate debt obligations; risks arising from holding derivative instruments (such as credit risk, market liquidity risk and mark-to-market risk); changes in national and local government legislation, taxation, controls, regulations and political or economic developments in Canada, the United States, Chile, Brazil, Russia, Ecuador, or other countries in which we do business or may carry on business in the future; business opportunities that may be presented to, or pursued by, us; our ability to successfully integrate acquisitions; operating or technical difficulties in connection with mining or development activities; employee relations; the speculative nature of gold exploration and development, including the risks of obtaining necessary licenses and permits; diminishing quantities or grades of reserves; adverse changes in our credit rating; and contests over title to properties, particularly title to undeveloped properties. In addition, there are risks and hazards associated with the business of gold exploration, development and mining, including environmental hazards, industrial accidents, unusual or unexpected formations, pressures, cave-ins, flooding and gold bullion losses (and the risk of inadequate insurance, or the inability to obtain insurance, to cover these risks). Many of these uncertainties and contingencies can affect Kinross' actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Kinross. Many of these uncertainties and contingencies can affect Kinross' actual results and could cause actual results to differ materially from those expressed or implied in any forward-looking statements made by, or on behalf of, Kinross. There can be no assurance that forward-looking statements will prove to be accurate, as actual results and future events could differ materially from those anticipated in such statements. Forward-looking statements are provided for the purpose of providing information about management's expectations and plans relating to the future. All of the forward-looking statements made in this Prospectus (or any Prospectus Supplement) are qualified by these cautionary statements and those made in our other filings with the securities regulators of Canada and the United States including, but not limited to, the cautionary statements made in the "Risk Factors" section of the Company's most recently filed annual information form and those made in the "Risk Analysis" section of the Company's most recently filed management's discussion and analysis. These factors are not intended to represent a complete list of the factors that could affect Kinross. Kinross disclaims any intention or obligation to update or revise any forward-looking statements or to explain any material difference between subsequent actual events and such forward-looking statements, except to the extent required by applicable law.

NOTICE REGARDING PRESENTATION OF
OUR MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES

        In accordance with applicable Canadian securities regulatory requirements, all mineral reserve and mineral resource estimates of Kinross incorporated by reference in this Prospectus have been prepared in accordance with National Instrument 43-101 — Standards of Disclosure for Mineral Projects ("NI 43-101"), classified in accordance with Canadian Institute of Mining Metallurgy and Petroleum's "CIM Standards on Mineral Resources and Reserves Definitions and Guidelines" (the "CIM Guidelines"). The definitions of mineral reserves and mineral resources are set out in our disclosure of our mineral reserve and mineral resource estimates that are incorporated by reference in this Prospectus.

        Kinross uses the terms "mineral resources", "measured mineral resources", "indicated mineral resources" and "inferred mineral resources". While those terms are recognized by Canadian securities regulatory authorities, they are not recognized by the SEC. Pursuant to the CIM Guidelines, mineral resources have a higher degree of uncertainty than mineral reserves as to their existence as well as their economic and legal feasibility. Inferred mineral resources, when compared with measured or indicated mineral resources, have the least certainty as to their existence, and it cannot be assumed that all or any part of inferred mineral resources will be upgraded to an indicated or measured mineral resource as a result of continued exploration. Pursuant to

NI 43-101, inferred mineral resources may not form the basis of any economic analysis, including any feasibility study. Accordingly, investors are cautioned not to assume that all or any part of a mineral resource exists, will ever be converted into a mineral reserve, or is or will ever be economically or legally mineable or recovered.

ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

        We are a Company existing under the laws of the Province of Ontario, Canada. A majority of our assets are located outside of the United States and a majority of our directors and officers and some of the experts named in this Prospectus are residents of Canada and a majority of their assets are located outside of the United States. As a result, it may be difficult for United States investors to effect service of process within the United States upon those directors, officers or experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon civil liability of such directors, officers or experts under United States federal securities laws. We have been advised by Osler, Hoskin & Harcourt LLP, our Canadian counsel, that a judgment of a U.S. court predicated solely upon civil liability under such laws would probably be enforceable in Canada if the U.S. court in which the judgment was obtained had a basis for jurisdiction in the matter that was recognized by a Canadian court for such purposes. We have also been advised by such counsel, however, that there is substantial doubt whether an action could be brought in Canada in the first instance on the basis of liability predicated solely upon such laws.

DOCUMENTS INCORPORATED BY REFERENCE

        The following documents of Kinross, filed with the securities commissions or similar regulatory authorities in each of the provinces of Canada and the SEC, are specifically incorporated by reference in this Prospectus:

  (a)
  annual information form of Kinross dated March 31, 2009 (the "Annual Information Form") for the year ended December 31, 2008;

  (b)
  annual audited consolidated financial statements of Kinross for the year ended December 31, 2008, including consolidated balance sheets as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008 and related notes, together with the auditors' report thereon, contained therein;

  (c)
  management's discussion and analysis for the annual audited consolidated financial statements of Kinross for the financial year ended December 31, 2008 (the "Management's Discussion and Analysis");

  (d)
  management information circular of Kinross dated March 31, 2009, in connection with the annual and special meeting of shareholders to be held on May 6, 2009;

  (e)
  material change report of Kinross dated March 30, 2009 announcing that Kinross entered into a subscription agreement with Harry Winston Diamond Corporation in relation to an investment in the Diavik Diamond Mine in Canada's Northwest Territories;

  (f)
  material change report of Kinross dated March 3, 2009 announcing that Kinross entered into a new shareholder rights plan;

  (g)
  material change report of Kinross dated February 9, 2009 announcing the completion of its bought deal public offering of common shares; and

  (h)
  "Adjusted Reconciliation to Generally Accepted Accounting Principles in the United States" relating to the annual audited consolidated financial statements of Kinross for the year ended December 31, 2008, including consolidated balance sheets as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008 and related notes and the auditor's report thereon.

        All documents of the type referred to above, any press releases announcing financial results, any interim financial statements and related management's discussion and analysis and supplemental reconciliation to generally accepted accounting principles in the United States, material change reports (excluding confidential material change reports) and business acquisition reports subsequently filed by Kinross with any securities commission or similar regulatory authority in Canada subsequent to the date of this Prospectus and prior to the expiry of the term of this Prospectus shall be deemed to be incorporated by reference in this Prospectus. These documents are available through the internet on the System for Electronic Document Analysis and Retrieval (SEDAR) which can be accessed at www.sedar.com. In addition, any similar documents filed by Kinross with the SEC in the Company's periodic reports on Form 6-K or annual reports on Form 40-F, and any other documents filed with or furnished to the SEC pursuant to Section 13(a), 13(c) or 15(d) of the United States Securities Exchange Act of 1934, as amended, in each case after the date of this Prospectus, shall be deemed to be incorporated by reference into this Prospectus and the registration statement of which this Prospectus forms a part, if and to the extent expressly provided in such reports. The Company's periodic reports on Form 6-K and its annual reports on Form 40-F are available on the SEC's Electronic Data Gathering and Retrieval system (EDGAR) at www.sec.gov.

        Any statement contained herein or in any document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set forth in the document which it modifies or supersedes. The making of a modifying or superseding statement shall not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

        Upon a new annual information form and the related annual financial statements being filed by the Company with and, where required, accepted by the applicable securities regulatory authorities during the term of this Prospectus, the previous annual information form, the previous annual financial statements and accompanying management's discussion and analysis and supplemental reconciliation to generally accepted accounting principles in the United States, all interim financial statements and accompanying management's discussion and analysis and supplemental reconciliation to generally accepted accounting principles in the United States and material change reports filed by the Company prior to the commencement of the financial year of the Company in which the new annual information form is filed shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder. Upon interim financial statements and the accompanying management's discussion and analysis being filed by the Company with the applicable securities regulatory authorities during the term of this Prospectus, all interim financial statements and accompanying management's discussion and analysis filed prior to the new interim consolidated financial statements shall be deemed no longer to be incorporated into this Prospectus for purposes of future offers and sales of Securities hereunder.

        A Prospectus Supplement containing the specific terms of an offering of Securities will be delivered to purchasers of such Securities together with this Prospectus and will be deemed to be incorporated by reference into this Prospectus as of the date of such supplement solely for the purpose of the offering of the Securities offered thereunder.

        Copies of the documents incorporated herein by reference may be obtained on request without charge from the Corporate Secretary of Kinross, 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2 (Telephone (416) 365-5198). For the purpose of the Province of Québec, this Prospectus contains information to be completed by consulting the permanent information record. A copy of the permanent information record may be obtained from the Corporate Secretary of Kinross at the above-mentioned address and telephone number.

CERTAIN AVAILABLE INFORMATION

        The Company has filed with the SEC under the United States Securities Act of 1933, as amended, a registration statement on Form F-10 relating to the Securities. This Prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement, certain items of which are contained in the exhibits to the registration statement as permitted by the rules and regulations of the SEC. Statements included or incorporated by reference in this Prospectus about the contents of any contract, agreement or other documents referred to are not necessarily complete, and in each instance, prospective investors should refer to the exhibits for a complete description of the matter involved. Each such statement is qualified in its entirety by such reference. Each time the Company sells Securities under the registration statement, it will provide a Prospectus Supplement that will contain specific information about the terms of that offering. The Prospectus Supplement may also add, update or change information contained in this Prospectus.

        The Company files annual and quarterly financial information and material change reports and other material with the securities commission or similar regulatory authority in each of the provinces of Canada. The Company is subject to the information requirements of the United States Securities Exchange Act of 1934, as amended, and accordingly files reports and other information with the SEC. Under the multi-jurisdictional disclosure system adopted by the United States, documents and other information that the Company files with the SEC may be prepared in accordance with the disclosure requirements of Canada, which are different from those of the United States. Prospective investors may read and download any public document that Kinross has filed with the securities commission or similar regulatory authority in each of the provinces of Canada on SEDAR at www.sedar.com. Prospective investors may read and copy any document Kinross has filed with the SEC at the SEC's public reference room in Washington, D.C. and may also obtain copies of those documents from the public reference room of the SEC at 100 F Street, N.E., Washington, D.C. 20549 by paying a fee. Additionally, prospective investors may read and download some of the documents the Company has filed on EDGAR at www.sec.gov. Reports and other information about the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

THE COMPANY

Overview

        Kinross is the fourth largest senior gold producer listed on the NYSE based on its market capitalization as of May 1, 2009, which was approximately $11 billion. Based in Toronto, Ontario, Kinross was formed in 1993 from three predecessor mining companies, and currently owns interests in eleven mines and projects in Brazil, Chile, Ecuador, Russia and the United States, nine of which are operated by Kinross. The Company employs approximately 5,500 people.

        For the year ended December 31, 2008, Kinross had revenues of $1.617 billion and a net loss of $807.2 million, with mining production of approximately 1.838 million gold-equivalent ounces. The net loss for the full year included a goodwill impairment accounting charge of $994.1 million primarily related to goodwill recorded in the Bema acquisition, a tax charge of $63.9 million as a result of an assessment received from the Brazilian tax authorities related to disallowing deductions taken by Rio Paracatu Mineracao prior to Kinross acquiring 100% of Rio Paracatu Mineracao, an impairment charge on investments of $83.9 million, a provision for litigation settlement of $19.1 million, a year-end charge for asset retirement obligation of $5.6 million, a fair value incremental charge of $5.0 million related to La Coipa inventory, net foreign exchange gains of $41.4 million, net non-hedge derivative gains of $41.6 million, and net gains of the sale of assets of $32.6 million. Excluding these items, which reduced earnings by $1,056.0 million, full year earnings would have been $248.8 million. The Company's principal product is gold, produced in the form of doré that is sent to refineries for final processing. The Company also produces silver ore (primarily, from our La Coipa mine in Chile and our Kupol mine in Russia), which is converted into gold-equivalents for reporting purposes based on relative market prices.

        Kinross' registered and head office is located at 52nd Floor, Scotia Plaza, 40 King Street West, Toronto, Ontario, M5H 3Y2.

 CONSOLIDATED CAPITALIZATION

        There have been no material changes in the share and loan capital of Kinross, on a consolidated basis, since the date of the most recently filed audited consolidated financial statements of Kinross as at and for the year ended December 31, 2008 other than the following:

        On January 5, 2009, Kinross completed the purchase of 60% of Minera Santa Rosa from Teck Cominco Limited. Consideration for the acquisition included $40,000,000 in cash plus 5,600,000 of its Common Shares.

        On February 5, 2009, Kinross issued 24,035,000 of its Common Shares, generating gross proceeds of $414,603,750.

        On March 20, 2009, the International Financial Corporation ("IFC") exercised a warrant they held. On exercise, the IFC received 3,781,462 Common Shares.

USE OF PROCEEDS

        Unless otherwise indicated in a Prospectus Supplement relating to a particular offering of Securities, the Company intends to use the net proceeds from the sale of Securities for general corporate purposes, which may include the repayment of indebtedness, capital expenditures and the financing of future growth opportunities. Specific information about the use of net proceeds will be set forth in a Prospectus Supplement. The Company may invest funds which the Company does not immediately use. Such investments may include short-term marketable investment grade securities. The Company may, from time to time, issue securities (including debt securities) other than pursuant to this Prospectus.

EARNINGS COVERAGE RATIO

        The following earnings coverage ratio has been calculated on a consolidated basis for the year ended December 31, 2008 and is derived from audited financial information. The following earnings coverage ratio: (a) does not give effect to any issuance of debt securities pursuant to this Prospectus; (b) does not purport to be indicative of earnings coverage ratios for any future periods; and (c) has been calculated based on Canadian GAAP. The following earnings coverage ratio gives effect to the issuance of all of the Company's currently outstanding debt securities and assumes repayment or redemption thereof as of the respective stated maturities of such debt securities.

December 31, 2008
Earnings coverage	(4.05) times

        In order to achieve an earnings coverage ratio of one-to-one as at December 31, 2008, Kinross would need additional earnings before interest and income tax of $787.6 million.

        The following cashflow coverage ratio was calculated by dividing cashflow from operating activities by total interest and dividends.

December 31, 2008
Cashflow coverage	2.84 times

DESCRIPTION OF COMMON SHARES

        Kinross is authorized to issue an unlimited number of Common Shares and 694,622,994 Common Shares were issued and outstanding as of May 4, 2009. There are no limitations contained in the articles or bylaws of Kinross on the ability of a person who is not a Canadian resident to hold Common Shares or exercise the voting rights associated with Common Shares. A summary of the rights of the Common Shares is set forth below.

Dividends

        Holders of Common Shares are entitled to receive dividends when, as and if declared by the board of directors of Kinross out of funds legally available therefor, provided that if any Kinross preferred shares or any other preferred shares are at the time outstanding, the payment of dividends on Common Shares or other distributions (including repurchases of Common Shares by Kinross) will be subject to the declaration and payment of all cumulative dividends on any Kinross preferred shares which are then outstanding. The Business Corporations Act (Ontario) provides that a corporation may not declare or pay a dividend if there are reasonable grounds for believing that the corporation is, or would be after the payment of the dividend, unable to pay its liabilities as they become due or the realizable value of its assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares of its capital.

Liquidation

        In the event of the dissolution, liquidation, or winding up of Kinross, holders of Common Shares are entitled to share rateably in any assets remaining after the satisfaction in full of the prior rights of creditors, including holders of Kinross' indebtedness, and the payment of the aggregate liquidation preference of any preferred shares then outstanding.

Voting

        Holders of Common Shares are entitled to one vote for each share on all matters voted on by shareholders, including the election of directors.

DESCRIPTION OF THE DEBT SECURITIES

        The following summary sets forth certain general terms and provisions of the Indenture and the Debt Securities to which any Prospectus Supplement may relate. The particular terms of the Debt Securities being offered and the extent to which such general provisions may apply will be described in a Prospectus Supplement relating to such Debt Securities. The following summary is not complete. The Indenture has been filed as an exhibit to the registration statement of which this Prospectus is a part and is available as described above under "Certain Available Information". You should read the Indenture for provisions that may be important to you.

        Our Debt Securities covered by this Prospectus will be our general unsecured obligations. We will issue such Debt Securities on a senior unsecured basis under an indenture dated             , 2009 between us and Wells Fargo Bank, National Association, as trustee (the "Trustee"). We refer to such indenture as the "Indenture". The Indenture is subject to and governed by the U.S. Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debt Securities will constitute senior debt, and will rank equally among themselves and with all of our other unsecured and unsubordinated debt.

        In this summary description of the Debt Securities, unless we state otherwise or the context clearly indicates otherwise, all references to "us", "we", or "Kinross" mean Kinross Gold Corporation only.

General

        The Indenture does not limit the amount of Debt Securities that may be issued under the Indenture or other indentures to which we are or may become a party and does not limit the amount of other unsecured debt or securities that we may issue. We may issue Debt Securities under the Indenture from time to time in one or more series, each in an amount authorized prior to issuance. The Indenture also gives us the ability to reopen a previous issue of a series of Debt Securities and issue additional Debt Securities of that series.

        Unless we inform you otherwise in the applicable Prospectus Supplement, the indenture does not contain any covenants or other provisions designed to protect holders of the Debt Securities in the event we participate in a highly leveraged transaction or upon a change of control. Also, unless we inform you otherwise in the applicable Prospectus Supplement, the Indenture does not contain provisions that give holders the right to require us to repurchase their securities in the event of a decline in our credit ratings for any reason, including as a result of a takeover, recapitalization or similar restructuring or otherwise.

        The Prospectus Supplement relating to any series of Debt Securities being offered will include specific terms relating to the offering. These terms will include some or all of the following:

  •
  the title of the Debt Securities;

  •
  the total principal amount of the Debt Securities;

  •
  whether the Debt Securities will be issued in individual certificates to each holder or in the form of temporary or permanent global Debt Securities held by a depositary on behalf of holders;

  •
  the date or dates on which the principal of and any premium on the Debt Securities will be payable;

  •
  any interest rate, the date from which interest will accrue, interest payment dates and record dates for interest payments and whether and under what circumstances any additional amounts with respect to the Debt Securities will be payable;

  •
  the place or places where payments on the Debt Securities will be payable;

  •
  any provisions for optional redemption or early repayment;

  •
  any sinking fund or other provisions that would require the redemption, purchase or repayment of Debt Securities;

  •
  the denominations in which the Debt Securities will be issued, if other than denominations of $1,000 and integral multiples thereof;

  •
  whether payments on the Debt Securities will be payable in foreign currency or currency units or another form;

  •
  the portion of the principal amount of Debt Securities that will be payable if the maturity is accelerated, if other than the entire principal amount;

  •
  whether the Debt Securities are defeasible in the matter described below under "— Defeasance," and any additional means of defeasance of the Debt Securities, any additional conditions or limitations to defeasance of the Debt Securities or any changes to those conditions or limitations;

  •
  whether the Debt Securities will be issued in global form and, if so, the terms of and the depositary for such global securities;

  •
  any changes or additions to the events of default or covenants described in this Prospectus;

  •
  any restrictions or other provisions relating to the transfer or exchange of Debt Securities;

  •
  any terms for the conversion or exchange of the Debt Securities for other securities of ours or any other entity; and

  •
  any other terms of the Debt Securities not prohibited by the Indenture.

        We may sell the Debt Securities at a discount, which may be substantial, below their stated principal amount. These Debt Securities may bear no interest or interest at a rate that at the time of issuance is below market rates. If we sell these Debt Securities, we will describe in the Prospectus Supplement any material U.S. or Canadian federal income tax consequences and other special considerations.

        If we sell any of the Debt Securities for any foreign currency or currency unit or if payments on the Debt Securities are payable in any currency or currency unit other than the U.S. dollar, we will describe in the Prospectus Supplement the restrictions, elections, tax consequences, specific terms and other information relating to those Debt Securities and the non-U.S. dollar currency or currency unit.

Notices

        Any notice required by the Indenture to be provided to holders of the Debt Securities will be given by mail to the registered holders at the addresses as they appear in the security register.

Governing Law

        New York law will govern the Indenture and the Debt Securities.

Registration, Registration of Transfer and Exchange; Matters Relating to Global Securities

        The Debt Securities will be issued in registered form, without interest coupons. There will be no service charge for any registration of transfer or exchange of the Debt Securities. However, payment of any transfer tax or similar governmental charge payable for that registration may be required.

        Debt Securities of any series will be exchangeable for other Debt Securities of the same series, the same total principal amount and the same terms but in different authorized denominations in accordance with the Indenture. Holders may present Debt Securities for registration of transfer at the office of the security registrar or any transfer agent we designate.

        Under the Indenture, the Trustee is appointed as security registrar for the Debt Securities. If a Prospectus Supplement refers to any transfer agents we initially designate, we may at any time rescind that designation or approve a change in the location through which any transfer agent acts. We are required to maintain an office or agency for transfers and exchanges in each place of payment. We may at any time designate additional transfer agents for any series of Debt Securities.

        In the case of any redemption, we will not be required to register the transfer or exchange of:

  •
  any debt security during a period beginning 15 business days prior to the mailing of any notice of redemption and ending on the close of business on the day of mailing of such notice; or

  •
  any debt security that has been called for redemption in whole or in part, except the unredeemed portion of any debt security being redeemed in part.

        The Debt Securities of a series may be issued in the form of one or more global Debt Securities that would be deposited with a depositary or its nominee identified in the Prospectus Supplement. Global Debt Securities may be issued in either temporary or permanent form. We will describe in the Prospectus Supplement the terms of any depositary arrangement and the rights and limitations of owners of beneficial interests in any global debt security. In the case of any global securities, each such global security will be registered in the name of and delivered to the depositary designated for such global security or a nominee thereof. No global security will be exchangeable for other registered Debt Securities registered, and no transfer of a global security may be registered, in the name of any person other than the applicable depositary unless:

  •
  such depositary notifies us that it will not continue as the depositary for such global security, or such depositary ceases to be a registered clearing agency;

  •
  an event of default has occurred and is continuing; or

  •
  any other circumstance, if any, specified in the applicable Prospectus Supplement occurs.

Mutilated, Destroyed, Lost and Stolen Securities

        We will replace any Debt Securities that become mutilated, destroyed, stolen or lost at the expense of the holder upon delivery to the Trustee of the mutilated Debt Securities or evidence of the loss, theft or destruction satisfactory to us and the Trustee. In the case of a lost, stolen or destroyed debt security, indemnity satisfactory to the Trustee and us may be required at the expense of the holder of the Debt Securities before a replacement debt security will be issued.

Events of Default

        Unless we inform you otherwise in the applicable Prospectus Supplement, the following are events of default with respect to a series of Debt Securities:

  •
  failure to pay, when due, interest on, or additional payment amounts required by the terms of, that series of Debt Securities for 30 days;

  •
  failure to pay principal of or any premium on that series of Debt Securities when due;

  •
  failure to make any sinking fund payment when required for that series of Debt Securities for 30 days;

  •
  failure to comply with any covenant or agreement in that series of Debt Securities or the Indenture (other than an agreement or covenant that has been included in the Indenture solely for the benefit of one or more other series of Debt Securities) for 60 days after written notice by the Trustee or by the holders of at least 25% in principal amount of the outstanding Debt Securities of that series that are affected by that failure;

  •
  specified events involving bankruptcy, insolvency or reorganization of Kinross; and

  •
  any other event of default provided for that series of Debt Securities.

        The Indenture provides that the Trustee must give notice of a default of which it has actual knowledge to the registered holders of the applicable Debt Securities within 90 days of occurrence.

        If an event of default relating to certain events of bankruptcy, insolvency or reorganization occurs, the principal of and interest on all the Debt Securities issued under the Indenture will become immediately due and payable without any action on the part of the Trustee or any holder. If any other event of default for any series of Debt Securities occurs and is continuing, the Trustee or the holders of at least 25% in principal amount of the outstanding Debt Securities of the series affected by the default may declare the principal of and all accrued and unpaid interest on those Debt Securities immediately due and payable. The holders of a majority in principal amount of the outstanding Debt Securities of the series affected by the event of default (or, in some cases, of all Debt Securities of the affected series) may in some cases rescind this accelerated payment requirement.

        A holder of a debt security of any series issued under the Indenture may pursue any remedy under the Indenture only if:

  •
  the holder gives the Trustee written notice of a continuing event of default for that series;

  •
  the holders of at least 25% in principal amount of the outstanding Debt Securities of that series make a written request to the Trustee to pursue the remedy;

  •
  the holders offer to the Trustee indemnity satisfactory to the Trustee;

  •
  the Trustee fails to act for a period of 60 days after receipt of the request and offer of indemnity; and

  •
  during that 60-day period, the holders of a majority in principal amount of the Debt Securities of that series do not give the Trustee a direction inconsistent with the request.

        This provision does not, however, affect the right of a holder of a debt security to sue for enforcement of any overdue payment.

        In most cases, holders of a majority in principal amount of the outstanding Debt Securities of a series (or of all Debt Securities issued under the Indenture that are affected, voting as one class) may direct the time, method and place of conducting any proceeding for any remedy available to the Trustee and exercising any trust or power conferred on the Trustee with respect to the Debt Securities of such series. The Trustee, however, may refuse to follow any such direction that conflicts with law or the Indenture. In addition, prior to acting at the direction of holders, the Trustee will be entitled to be indemnified by those holders against any loss and expenses caused thereby.

        The Indenture requires us to deliver each year to the Trustee a written statement as to our compliance with the covenants contained in the Indenture.

Trustee

        If an event of default occurs under the Indenture and is continuing, the Trustee under the Indenture will be required to use the degree of care and skill of a prudent person in the conduct of that person's own affairs. The Trustee will become obligated to exercise any of its powers under the Indenture at the request of any of the holders of any Debt Securities issued under the Indenture only after those holders have offered the Trustee indemnity satisfactory to it.

        The Indenture contains limitations on the right of the Trustee, if it becomes our creditor, to obtain payment of claims or to realize on certain property received for any such claim, as security or otherwise. The Trustee is permitted to engage in other transactions with us. If, however, it acquires any conflicting interest, it must eliminate that conflict or resign within 90 days after ascertaining that it has a conflicting interest and after the occurrence of a default under the Indenture, unless the default has been cured, waived or otherwise eliminated within the 90-day period.

Consolidation, Merger, Conveyance, Transfer or Lease

        The Indenture provides that we will not consolidate with or merge into any entity or transfer or lease substantially all of our assets to any entity unless:

  •
  the surviving entity of a consolidation or merger or the entity buying substantially all of our assets expressly assumes in a supplemental indenture the due and punctual payment on the Debt Securities and the performance of our covenants and obligations under the Indenture and the Debt Securities;

  •
  immediately after giving effect to the transaction, no default or event of default would occur and be continuing or would result from the transaction; and

  •
  we deliver to the Trustee a certificate and opinion of counsel stating that the transaction complies with the Indenture.

        Upon any such consolidation or merger in which we are not the continuing entity or any such asset conveyance, transfer or lease involving us, the resulting entity or transferee, as applicable, will be substituted for us under the Indenture and Debt Securities. In the case of an asset sale, conveyance, transfer or disposition other than a lease, we will be released from the Indenture.

Supplemental Indentures

        The Indenture may be amended or supplemented or any provision of the Indenture may be waived without the consent of any holders of Debt Securities in certain circumstances, including:

  •
  to provide for the assumption of our obligations under the Indenture by a successor;

  •
  to add covenants that would benefit the holders of any Debt Securities or to surrender any rights we have under the Indenture;

  •
  to add events of default with respect to any Debt Securities;

  •
  to provide for uncertificated Debt Securities in addition to or in place of certificated Debt Securities or to provide for bearer Debt Securities;

  •
  to make any change that does not adversely affect any outstanding Debt Securities of any series issued under the Indenture in any material respect; provided, that any change made solely to conform the provisions of the Indenture to a description of Debt Securities in a Prospectus Supplement will be deemed not to adversely affect any outstanding Debt Securities of any series issued under the Indenture in any material respect;

  •
  to provide any security for, any guarantees of or any additional obligors on any series of Debt Securities;

  •
  to provide for the appointment of a successor Trustee;

  •
  to comply with any requirement to effect or maintain the qualification of the Indenture under the Trust Indenture Act;

  •
  to supplement the provisions of the Indenture to permit or facilitate defeasance or discharge of securities that does not adversely affect any outstanding Debt Securities of any series issued under the Indenture in any material respect; and

  •
  to cure any ambiguity, omission, defect or inconsistency.

        The Indenture may be amended or supplemented if the holders of a majority in principal amount of the outstanding Debt Securities of all series issued under the Indenture that are affected by the amendment or supplement (acting as one class) consent to it. Without the consent of the holder of each debt security issued under the Indenture and affected, however, no modification to the Indenture may:

  •
  change the stated maturity, principal or installment of principal of, or the interest or additional payment amounts on, the debt security;

  •
  reduce the principal of the debt security or any premium payable on the redemption of the debt security or change the time at which the debt security may or must be redeemed;

  •
  change the place of payment or make payments on the debt security payable in currency other than as originally stated in the debt security;

  •
  impair the holder's right to institute suit for the enforcement of any payment on the debt security;

  •
  reduce the amount of Debt Securities whose holders must consent to an amendment, supplement or waiver; or

  •
  make any change in the percentage of principal amount of Debt Securities necessary to waive compliance with certain provisions of the Indenture or to make any change in the provision related to modification.

        The holders of a majority in principal amount of the outstanding Debt Securities of any series (or, in some cases, of all Debt Securities issued under the Indenture that are affected, voting as one class) may waive any existing or past default or event of default with respect to those Debt Securities. Those holders may not, however, waive any default or event of default in any payment on any debt security or compliance with a provision that cannot be amended or supplemented without the consent of each holder affected.

Defeasance

        When we use the term defeasance, we mean discharge from some or all of our obligations under the Indenture. Unless we inform you in the applicable Prospectus Supplement otherwise, defeasance provisions will apply to a series of Debt Securities. For such Debt Securities, if any combination of funds or government securities are deposited with the Trustee under the Indenture sufficient to make payments on the Debt Securities of a series issued under the Indenture on the dates those payments are due and payable and certain other conditions set forth in the Indenture are met, then, at our option, either of the following will occur:

  •
  we will be discharged from our obligations with respect to the Debt Securities of that series ("legal defeasance"); or

  •
  we will no longer have any obligation to comply with the consolidation, merger, and sale of assets covenant and other specified covenants relating to the Debt Securities of that series, and the related events of default will no longer apply ("covenant defeasance").

        If a series of Debt Securities is defeased, the holders of the Debt Securities of the series affected will not be entitled to the benefits of the Indenture, except for obligations to register the transfer or exchange of Debt Securities, replace stolen, lost or mutilated Debt Securities or maintain paying agencies and hold moneys for payment in trust. In the case of covenant defeasance, our obligation to pay principal, premium and interest on the Debt Securities will also survive.

        Unless we inform you otherwise in the Prospectus Supplement, we will be required to deliver to the Trustee an opinion of counsel that the deposit and related defeasance would not cause the holders of the Debt Securities to recognize income, gain or loss for Canadian federal, provincial or territorial income tax purposes or for U.S. federal income tax purposes. If we elect legal defeasance, that opinion of counsel regarding U.S. federal income tax must be based upon a ruling from the U.S. Internal Revenue Service or a change in law to that effect.

Consent to Jurisdiction and Service

        Under the Indenture, we agree to appoint CT Corporation System, 111 Eighth Avenue, 13th Floor, New York, New York 10011, as our authorized agent for service of process in any suit or proceeding arising out of or relating to the Debt Securities or the Indenture and for actions brought under federal or state securities laws in any federal or state court located in the Borough of Manhattan, The City of New York, and irrevocably submit to such jurisdiction.

 CERTAIN INCOME TAX CONSIDERATIONS

        The applicable Prospectus Supplement will describe certain material Canadian federal income tax consequences to an investor who is a resident of Canada or who is a non-resident of Canada of the acquisition, ownership and disposition of any Securities offered thereunder.

        The applicable Prospectus Supplement will also describe certain material United States federal income tax consequences of the acquisition, ownership and disposition of any Securities offered thereunder by an initial investor who is a United States person (within the meaning of the United States Internal Revenue Code).

PLAN OF DISTRIBUTION

        The Company may sell the Securities: (a) through underwriters purchasing as principals; (b) directly to one or more purchasers pursuant to applicable statutory exemptions; or (c) through agents. The distribution of the Securities may be affected from time to time in one or more transaction at a fixed price or prices.

        The Prospectus Supplement relating to each offering of Securities will identify each underwriter or agent, as the case may be, and will also set forth the terms of that offering, including the type of Security being offered, the purchase price of such Security, the proceeds to the Company, any underwriters or agents' fees, commissions or other items constituting underwriters' or agents' compensation, any public offering price, and any concessions or discounts allowed or reallowed or paid by any underwriters to others. Only underwriters or agents so named in the Prospectus Supplement are deemed to be underwriters or agents, as the case may be, in connection with the Securities offered thereby.

        In connection with the sale of the Securities, underwriters may receive compensation from the Company in the form of commissions, concessions or discounts. Any such commissions may be paid out of the general funds of the Company or the proceeds of the sale of the Securities.

        Under agreements which may be entered into by the Company, underwriters and agents who participate in the distribution of Securities may be entitled to indemnification by the Company against certain liabilities, including liabilities under securities legislation, or to contribution with respect to payments which such underwriters or agents may be required to make in respect thereof.

        The applicable Prospectus Supplement will set forth the intention of any underwriters or agents who participate in the distribution of the Securities to over-allot or effect transactions which stabilize or maintain the price of the Securities at a higher level than that which might exist in the open market. Such transactions may be commenced, interrupted or discontinued at any time.

RISK FACTORS

        Prospective purchasers of Securities should consider carefully the risk factors contained in and incorporated by reference in this Prospectus (including subsequently filed documents incorporated by reference) and those described in a Prospectus Supplement relating to a specific offering of Securities.

        Discussions of certain risks affecting the Company in connection with its business are provided in the Company's annual disclosure documents filed with the various securities regulatory authorities which are incorporated by reference in this Prospectus.

LEGAL MATTERS

        Unless otherwise specified in the Prospectus Supplement relating to the Securities, the issue and sale of the Securities will be passed upon for the Company as to matters of Canadian law by Osler, Hoskin & Harcourt LLP, and the validity of the Debt Securities as to matters of New York law will be passed upon for the Company by Sullivan & Cromwell LLP. As at the date of this Prospectus, the partners and associates of each of Osler, Hoskin & Harcourt LLP and Sullivan & Cromwell LLP, as a group, beneficially own, directly or indirectly, less than 1% of any class of securities of the Company.

 AUDITORS, TRANSFER AGENT AND REGISTRAR

        The independent auditors of Kinross are KPMG LLP, Chartered Accountants, Suite 3300 Commerce Court West, 199 Bay Street, Toronto, Ontario, M5L 1B2. The audited consolidated financial statements and related supplemental notes incorporated in this Prospectus by reference, have been so incorporated in reliance on the reports of KPMG LLP, Chartered Accountants, given on the authority of said firm as experts in auditing and accounting.

        The transfer agent and registrar for the Common Shares is Computershare Trust Company of Canada at its principal offices in Toronto and Calgary.

INTEREST OF EXPERTS

        All technical and scientific disclosure relating to the Fruta del Norte Deposit, as described in this Prospectus or in the documents incorporated by reference, is included in reliance on the Report authored by B. Terrence Hennessey, Eugene J. Puritch, Richard M. Gowans and Stephen F. Leary dated November 15, 2007 (as amended October 21, 2008) and submitted by Micon International Limited, an independent consultant.

        Except as otherwise set out in this Prospectus or in the documents incorporated by reference, all technical and scientific disclosure in this Prospectus has been prepared by, or under the supervision of Mr. Robert D. Henderson, an officer of the Company and a "qualified person" as defined in NI 43-101.

        This technical and scientific information is included in this Prospectus in reliance on the authority of those persons as experts in these matters.

        To the best knowledge of the Company, none of the qualified persons referenced above, other than Robert D. Henderson and Stephen F. Leary, has any interest in any securities of the Company or its associates or affiliates, nor do they expect to receive or acquire any such interests, and, as at the date hereof, the aforementioned persons beneficially own, directly or indirectly, in the aggregate, less than 1% of the securities of the Company.

DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT

        The following documents have been or will be filed with the SEC as part of the registration statement of which this Prospectus forms a part: the documents referred to under "Documents Incorporated by Reference"; consents of KPMG LLP; consent of Osler, Hoskin & Harcourt LLP; consents of Robert D. Henderson, B. Terrence Hennessey, Eugene J. Puritch, Richard M. Gowans and Stephen F. Leary; the form of Indenture between the Company and Wells Fargo Bank, N.A., as trustee; and powers of attorney from directors and officers of the Company.

 AUDITORS' CONSENT

The Board of Directors of Kinross Gold Corporation

        We have read the Preliminary Short Form Prospectus of Kinross Gold Corporation (the "Company") dated May 5, 2009 which qualifies the distribution of up to $1,000,000,000 of common shares or debt securities of the Company. We have complied with Canadian generally accepted standards for an auditor's involvement with offering documents.

        We consent to the incorporation by reference in the above-mentioned Preliminary Short Form Prospectus of:

  –
  our auditors' report to the shareholders of the Company on the consolidated balance sheets of the Company as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations, cash flows, common shareholders' equity and comprehensive income (loss) for each of the years in the three-year period ended December 31, 2008. Our report is dated March 17, 2009, except as to note 21(v) which is as of March 19, 2009.

  –
  our auditors' report on the Adjusted Reconciliation to United States GAAP dated March 17, 2009, except as to Note A — "Retrospective Adjustment", which is as of May 1, 2009.

Toronto, Canada	/s/ KPMG LLP
May 5, 2009	Chartered Accountants, Licensed Public Accountants

 PART II

INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS

Indemnification

        Section 136 of the Business Corporations Act (Ontario) (the "Act") provides that a corporation may indemnify a director or officer of the corporation, a former director or officer of the corporation or a person who acts or acted at the corporation's request as a director or officer or an individual acting in a similar capacity, of another entity, (collectively, the "Indemnified Party"), against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, reasonably incurred by the Indemnified Party in respect of any civil, criminal, administrative, investigative or other proceeding (collectively, the "Action") in which the individual is involved because of that association with the corporation or other entity, if:

  (a)
  he or she acted honestly and in good faith with a view to the best interests of the corporation (or, if applicable, in the best interest of the other entity for which he or she acted as director, officer or in a similar capacity at the corporation's request); and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing that his or her conduct was lawful.

        Section 136 of the Act also provides that a corporation may, with the approval of the court, indemnify an Indemnified Party in respect of an action by or on behalf of the corporation or other entity to obtain a judgment in its favor (a "Derivative Action"), to which the individual is made a party because of the individual's association with the corporation or other entity, against all costs, charges and expenses reasonably incurred by the individual in connection with such Derivative Action if the individual fulfills the condition set forth in clauses (a) of the paragraph above.

        The Act provides that an Indemnified Party is entitled to indemnification from the corporation in respect of all costs, charges and expenses reasonably incurred by the individual in connection with the defense of such Action or Derivative Action to which the individual has been made party because of the individual's association with the corporation or such other entity; provided that the Indemnified Party (i) fulfills the conditions set out in the clause (a) and (b) above, and (ii) was not judged by a court or other competent authority to have committed any fault or to have omitted to do anything that such individual ought to have done.

        The Act also provides that a corporation may purchase and maintain insurance for the benefit of an Indemnified Party against liability incurred in the individual's capacity as a director or officer of the corporation, or as a director or officer, or a similar capacity, of another entity if the individual acts in that capacity at the corporation's request.

        The Bylaws of the Company provide that an Indemnified Party shall at all times be indemnified by the Company in every circumstance where the Act so permits or requires. The Bylaws further provide that, subject to limitations in the Act regarding indemnities in respect of Derivative Actions, every person who at any time is or has been a director or officer, or in a similar capacity, of the Company or properly incurs or has properly incurred any liability on behalf of the Company or who at any time acts or has acted at the Company's request (in respect of the Company or any other entity), and his or her heirs and legal representatives, shall at all times be indemnified by the Company against all costs, charges and expenses, including an amount paid to settle an action or satisfy a fine or judgment, reasonably incurred by him or her in respect of or in connection with any civil, criminal or administrative action, proceeding or investigation (apprehended, threatened, pending, under way or contemplated) to which he or she is or may be made a party or in which he or she is or may become otherwise involved by reason of being or having been such a director or officer or by reason of so incurring or having so incurred such liability or by reason of so acting or having so acted (or by reason of anything alleged to have been done, omitted or acquiesced in by him or her in any such capacity or otherwise in respect of any of the foregoing), and has exhausted all appeals therefrom, if:

  (a)
  he or she acted honestly and in good faith with a view to the best interest of the Company (or, if applicable, in the best interest of the other entity for which the individual acted as a director, officer or in a similar capacity at the Company's request); and

  (b)
  in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, he or she had reasonable grounds for believing his or her conduct was lawful.

        The Bylaws further provide that the above described indemnification provisions shall not affect any other right to indemnification to which any person may be or become entitled by contract or otherwise, and no settlement or plea of guilty in any action or proceeding shall alone constitute evidence that a person did not meet a condition set out in clause (a) or (b) above or any corresponding condition in the Act. The Bylaws also provide that the persons described above shall not be liable for any damage, loss, cost or liability sustained or incurred by the Company, except where so required by the Act, if such person acted honestly and in good faith with a view to the best interest of the Company (or of the entity for which the individual acted as a director, officer or in a similar capacity at the Company's request).

        The Company has a policy of insurance for its directors and officers and those of its subsidiaries. The limit of liability applicable to all insured directors and officers under the current policies, which will expire on February 15, 2010, is $100 million in the aggregate, inclusive of defense costs. Under the policies, the Company has reimbursement coverage to the extent that it has indemnified the directors and officers in excess of a deductible of $5 million for each loss for securities claims and $1 million for each loss for non-securities claims. The total premium charged to the Company in respect of coverage for 2009 is $1,338,300, for 2008 was $1,359,500 and for 2007 was $1,140,133, no part of which is or was payable by the directors or officers of the Company.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the "Securities Act"), may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the U.S. Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

 EXHIBIT INDEX

Exhibit Number	Description
4.1	Annual information form of Kinross dated March 31, 2009 for the year ended December 31, 2008 (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 40-F (Commission File No. 0-10321) filed by Kinross on March 31, 2009)
4.2
Annual audited consolidated financial statements of Kinross for the year ended December 31, 2008, including consolidated balance sheets as at December 31, 2008 and December 31, 2007 and the consolidated statements of operations, common shareholders' equity, comprehensive income (loss) and cash flows for the years ended December 31, 2008 and December 31, 2007 and related notes, together with the auditors' report thereon, contained therein (incorporated by reference to Exhibit 99.3 to Kinross's report on Form 40-F (Commission File No. 0-10321) filed by Kinross on March 31, 2009)
4.3
Management's discussion and analysis for the annual audited consolidated financial statements of Kinross for the financial years ended December 31, 2008 and December 31, 2007 (incorporated by reference to Exhibit 99.2 to Kinross's report on Form 40-F (Commission File No. 0-10321) filed by Kinross on March 31, 2009)
4.4
Management information circular of Kinross dated March 31, 2009, in connection with the annual and special meeting of shareholders to be held on May 6, 2009 (incorporated by reference to Exhibit 99.2 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on April 9, 2009)
4.5
Material change report of Kinross dated March 30, 2009 concerning the subscription agreement entered into between Kinross and Harry Winston Diamond Corporation (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on March 30, 2009)
4.6
Material change report of Kinross dated March 3, 2009 concerning the entry by Kinross into a shareholder rights plan (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on March 3, 2009)
4.7
Material change report of Kinross dated February 9, 2009 concerning the completion of its bought deal offering of common shares of convertible notes (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 001-13382) filed by Kinross on January 28, 2008)
4.8
Supplementary note to the annual audited consolidated financial statements of Kinross for the year ended December 31, 2008 entitled "Adjusted Reconciliation to Generally Accepted Accounting Principles in the United States" and the auditors' report thereon (incorporated by reference to Exhibit 99.1 to Kinross's report on Form 6-K (Commission File No. 0-10321) filed with the SEC on May 5, 2009)
5.1	Consent of KPMG LLP
5.2	Consent of Osler, Hoskin & Harcourt LLP
5.3	Consent of Robert D. Henderson
5.4	Consent of B. Terrence Hennessey
5.5	Consent of Eugene J. Puritch
5.6	Consent of Richard M. Gowans
5.7	Consent of Stephen F. Leary
6.1	Powers of Attorney (included on signature pages hereto)

Exhibit Number	Description
7.1	Indenture, dated , 2009 between the Registrant and Wells Fargo Bank, N.A., relating to the Debt Securities registered hereunder.*
7.2	Statement of Qualification on Form T-1 of Wells Fargo Bank, N.A., as Trustee under the Indenture included as Exhibit 7.1 to the Registration Statement*

* To be filed by amendment

 PART III

UNDERTAKING AND CONSENT TO SERVICE OF PROCESS

Item 1.    Undertaking.

        The Company undertakes to make available, in person or by telephone, representatives to respond to inquiries made by the Commission staff, and to furnish promptly, when requested to do so by the Commission staff, information relating to the securities registered pursuant to Form F-10 or to transactions in said securities.

Item 2.    Consent to Service of Process.

        Concurrently with the filing of this Registration Statement on Form F-10, the Company is filing with the Commission a written irrevocable consent and power of attorney on Form F-X.

III-1

 SIGNATURES

        Pursuant to the requirements of the Securities Act, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-10 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Toronto, Province of Ontario, Canada, on the 5th day of May, 2009.

KINROSS GOLD CORPORATION
By:	/s/ TYE W. BURT
Name: Tye W. Burt Title: President and Chief Executive Officer

        Each person whose signature appears below hereby constitutes and appoints each of Tye W. Burt and Thomas M. Boehlert his or her true and lawful attorney-in-fact and agent, each acting alone, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities (unless revoked in writing) to sign the registration statement on Form F-10 to which this power of attorney is attached for purposes of registering the securities of Kinross Gold Corporation, and any and all amendments thereto (including post-effective amendments thereto), and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting to such attorney-in-fact and agent, each acting alone, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as full to all intents and purposes as he lawfully do or cause to be done by virtue hereof.

III-2

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities indicated, on the 5th day of May, 2009.

/s/ TYE W. BURT Tye W. Burt	President and Chief Executive Officer and Director (Principal Executive Officer)
/s/ THOMAS M. BOEHLERT Thomas M. Boehlert	Executive Vice President and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)
/s/ JOHN A. BROUGH John A. Brough	Director
/s/ WILSON N. BRUMER Wilson N. Brumer	Director
/s/ JOHN K. CARRINGTON John K. Carrington	Director
/s/ JOHN M. H. HUXLEY John M. H. Huxley	Director
/s/ JOHN A. KEYES John A. Keyes	Director
/s/ CATHERINE MCLEOD-SELTZER Catherine McLeod-Seltzer	Director
/s/ GEORGE F. MICHALS George F. Michals	Director
/s/ TERENCE C. W. REID Terence C. W. Reid	Director
/s/ JOHN E. OLIVER John E. Oliver	Director

III-3

 AUTHORIZED REPRESENTATIVE

        Pursuant to the requirements of Section 6(a) of the Securities Act of 1933, as amended, the undersigned has signed this Registration Statement, solely in the capacity of the duly authorized representative in the United States of Kinross Gold Corporation, on the 5th day of May, 2009.

Parr Brown Gee & Loveless
By:	/s/ KEITH L. POPE
Name: Keith L. Pope Title: Vice President

III-4

QuickLinks

PART I INFORMATION REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
ABOUT THIS PROSPECTUS
NOTE REGARDING FORWARD-LOOKING STATEMENTS
NOTICE REGARDING PRESENTATION OF OUR MINERAL RESERVE AND MINERAL RESOURCE ESTIMATES
ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES
DOCUMENTS INCORPORATED BY REFERENCE
CERTAIN AVAILABLE INFORMATION
THE COMPANY
CONSOLIDATED CAPITALIZATION
USE OF PROCEEDS
EARNINGS COVERAGE RATIO
DESCRIPTION OF COMMON SHARES
DESCRIPTION OF THE DEBT SECURITIES
CERTAIN INCOME TAX CONSIDERATIONS
PLAN OF DISTRIBUTION
RISK FACTORS
LEGAL MATTERS
AUDITORS, TRANSFER AGENT AND REGISTRAR
INTEREST OF EXPERTS
DOCUMENTS FILED AS PART OF THE REGISTRATION STATEMENT
AUDITORS' CONSENT
PART II INFORMATION NOT REQUIRED TO BE DELIVERED TO OFFEREES OR PURCHASERS
EXHIBIT INDEX
PART III UNDERTAKING AND CONSENT TO SERVICE OF PROCESS
  Item 1. Undertaking.
  Item 2. Consent to Service of Process.
SIGNATURES
AUTHORIZED REPRESENTATIVE